Exhibit 99.1

FOR IMMEDIATE RELEASE

METRON ACQUIRES ECLIPSE PVD LINE FROM TEL

SAN JOSE, CA – Sept. 18, 2003 – Metron Technology N.V. (NASDAQ: MTCH), the Outsource Solutions Company, today announced that it has completed its acquisition of the Eclipse® physical vapor deposition (PVD) equipment product line from Tokyo Electron Ltd. (TEL). A Letter of Intent to reach this agreement was previously announced on July 10, 2003. The terms of the agreement were not released.

“We are pleased to have reached a mutually beneficial agreement with TEL,” stated Dennis Riccio, president and chief operating officer of Metron. “Metron has expanded its Legends Product Line through agreements with leading OEMs in the semiconductor industry, such as Novellus Systems and Mattson Technologies. Through the Legends Product Line Metron is addressing the industry trend of outsourcing and can improve supply chain management, provide better service to industry customers, and allow OEMs to focus on critical product development. We believe this is a significant growth opportunity for Metron to secure higher gross margin business.”

“We are pleased that today’s agreement addresses the need to provide continued quality service, spare parts and technical support for our Eclipse system customers,” said Jerry Adomshick, president of Tokyo Electron Arizona, a TEL subsidiary in the U.S. “This move enables TEL to move forward with advanced product development that will ultimately benefit our customers, while providing continued support for our legacy equipment products.”

Through a cooperative effort, Metron and TEL are working to ensure a smooth transition of service and spare parts supply for the worldwide base of Eclipse customers, and for personnel who will join Metron to support the Eclipse product line. Approximately 75 employees are expected to transfer to Metron to support the Eclipse product line globally.

Metron addresses the legacy sector of semiconductor manufacturing equipment in its Legends Product Line with a manufacturing, sales, service and spare parts offering. The Legends Product Line is a Metron brand associated with equipment targeted for the legacy sector. In addition to the Eclipse product line, Metron provides a global outsource solution complete with manufacturing, sales & marketing, service, spare parts and upgrade support for the following product lines: AG Associates RTP equipment, which was acquired from Mattson Technologies; and Varian PVD equipment, which Metron manufactures for Novellus Systems, Inc.

The Eclipse product line was originally manufactured by Materials Research Corporation (MRC) and has an installed base of nearly 400 systems worldwide. Metron will maintain operations for the Eclipse product line in the TEL facilities located in Gilbert, Arizona.

I.                                         ABOUT METRON

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward looking statements include, without limitation, statements regarding Metron’s ability to secure higher gross margins and Metron’s ability to integrate the Eclipse product line into its Legends Product Line. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2003. Metron Technology does not undertake any obligation to update forward-looking statements.

Contact:

Metron Contact:	Metron Investor Relations Contact:

Douglas J. McCutcheon

   Mary McGowan

Senior Vice President & CFO	Account Director, Stapleton Communications
(408) 719-4600	(650) 470-0200